Table of Contents

EXHIBIT 8.1

LIST OF SUBSIDIARIES

The following table lists our subsidiaries and their jurisdiction of incorporation as of June 30, 2011:

Subsidiary	Country of Incorporation
Ritelco S.A	Uruguay
Palermo Invest S.A	Argentina
Solares de Santa María S.A.	Argentina
CYRSA S.A.	Argentina
Nuevas Fronteras S.A.	Argentina
Inversora Bolivar S.A.	Argentina
Hoteles Argentinos S.A.	Argentina
Llao Llao Resorts S.A	Argentina
Unicity S.A.	Argentina
Alto Palermo S.A	Argentina
Quality Invest S.A.	Argentina
E-Commerce Latina S.A	Argentina
Tyrus S.A	Uruguay
Canteras Natal Crespo S.A.	Argentina